EXHIBIT 99.1

                                                                                                                                Cleco Corporation
                                                                                                                                2030 Donahue Ferry Road
                                                                                                                                PO Box 5000
Pineville, LA  71361-5000
Tel 318-484-7400

                                                       NEWS RELEASE

Investor Contacts:
Cleco Corporation:	Analyst Inquiries:	Media Contact:
Kathleen F. Nolen	Dresner Companies	Cleco Corporation
(318) 484-7687	Kristine Walczak	Susan Broussard
Rodney J. Hamilton	(312) 726-3600	(318) 484-7773
(318) 484-7593

For Immediate Release

Cleco subsidiary to pursue damages if Perryville tolling agreement rejected

PINEVILLE, La., Aug. 29, 2003 - Cleco Corp. (NYSE, PCX: CNL) announced today its Perryville Energy Partners LLC (PEP) subsidiary intends to seek damages against Mirant Corp. and its affiliates if a bankruptcy court overseeing the company's Chapter 11 filing approves a request from Mirant's energy marketing subsidiary to reject its tolling agreement with PEP.

Mirant America's Energy Marketing L.P. (MAEM), holds a 20-year tolling agreement for the entire output of the 725-megawatt Perryville Power Station.  MAEM filed the request to reject the agreement as part of its bankruptcy proceedings.

While PEP plans to seek damages against Mirant Corp. and other affiliates through bankruptcy court, PEP also intends to pursue options to realize the value of the plant either through marketing the plant's output or selling the facility.

Cleco Corp. is an energy services company headquartered in Pineville, La. It operates a regulated electric utility that serves 260,000 customers across Louisiana. Cleco also operates a wholesale energy business that has approximately 2,100 megawatts of generating capacity. For more information about Cleco, visit www.cleco.com.

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